Exhibit 10.9

CENTURY ALUMINUM COMPANY

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

     The following is a summary of compensation to be paid to the non-employee directors of Century Aluminum Company (the “Company”) for the year ended December 31, 2005 as determined by the Compensation Committee of the Company’s Board of Directors on March 21, 2005. For additional information regarding the compensation of the Company’s non-employee directors, please read the Company’s definitive proxy statement relating to its 2005 annual meeting of shareholders to be filed pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended.

•	Annual retainer of $25,000 for Board membership, except for the Chairman of the Audit Committee, who will receive an additional $5,000 for serving in that capacity.

•	$2,000 for each Board or Board Committee meeting attended, except for the Chairman of the Audit Committee, who will receive $3,000 per Audit Committee meeting attended.

•	Each non-employee director continuing in office after the 2005 annual meeting of stockholders will receive options to purchase 3,000 shares of the Company’s common stock at an exercise price equal to the market price of such shares on the date of the grant.

•	Reimbursement for travel and other expenses incurred in attending Board and Board Committee meetings.